Exhibit 10.15

***	INDICATES THAT TEXT HAS BEEN OMITTED WHICH IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. THIS TEXT HAS BEEN FILED SEPARATELY WITH THE SEC.

CONFIDENTIAL TO MySQL Inc.
License Agreement for Commercial Use of MySQL™ Software
     This License Agreement (“Agreement”) is made as of the date set forth on the signature page hereof (the “Effective Date”) by and between MySQL Inc., a Delaware corporation (“Licensor”), and the company identified on the signature page of this Agreement (“Licensee”).
Explanation
     Pursuant to the terms and conditions hereof, Licensee desires to obtain a license to use certain Licensor software with one or more specified Licensee commercial application(s).
Agreement
     In consideration of the mutual promises, covenants and conditions contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows.
1. Definitions.
“Product” means an arrangement of software that includes and connects only the following components: (a) a version of Sourcefire Software; (b) a version of the Licensed Software licensed pursuant to this Agreement (regardless of how it is connected to, or communicates with, the Sourcefire Software); (c) a third party software operating system; and (d) certain other third party software which constitutes a component necessary to support the functionality of the included Sourcefire Software, as such functionality is described in Attachment A hereof.
“Customer” means an end user of a Product on whose behalf Licensee has paid applicable license fees and who has affirmatively accepted a EULA (including electronically, such as via a “click-wrap” license).
“Distributor” means a third party authorized to: (a) distribute or resell a Product, as permitted herein; or (b) execute and display a Product on behalf of Customers, as permitted in Section 2.1(d).
“Documentation” means Licensor’s release notes or other similar instructions posted by Licensor on the MySQL Website that describes the functionality of the Licensed Software.
“EULA” means a written End User License Agreement between Licensee and Customers (or a Distributor and Customers) which governs each Customer’s right to use a Product. The license rights and restrictions of each EULA (i) must not exceed the scope of the license grant in Section 2 below, must contain terms substantially similar to Section 6.1, and (ii) must include terms substantially similar to that set forth in the form of EULA attached hereto as Attachment D, which Licensor acknowledges meets the requirement of subsection (i) above.
“GPL License” means the GNU General Public License published by the Free Software Foundation.
“Licensed Software” is defined in Attachment A.
“Sourcefire Software” means the object code version of proprietary software created, developed, owned and tested by Licensee and which is described in Attachment A.
“MySQL Website” means the website located at www.mysql.com.
“Territory” means the geographical region described in Attachment A, subject to applicable export restrictions.
Other capitalized terms may be defined herein in the context in which they appear, and will have the indicated meaning throughout this Agreement.

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2. Grant & Scope of License.
     2.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a limited and non-exclusive right during the term of this Agreement and any renewals hereof to: (a) download the Licensed Software from the MySQL AB Website; (b) include copies of the Licensed Software as part of Products, so long as Licensee does not modify the Licensed Software or otherwise add to, or remove features from, the Licensed Software; (c) market, distribute and sublicense copies of the Licensed Software as a part of the Products in the Territory according to the terms of a EULA that has been affirmatively accepted by each Customer (including electronic acceptance, such as via a “click-wrap” method); (d) permit third party service providers the right to execute, and display the Licensed Software as part of a Product deployed in a managed service provider environment for the benefit of such third party’s respective customers; (e) permit a Distributor the right to distribute the Licensed Software solely as part of a Product in the Territory, and to sublicense to a Customer the right to use the Licensed Software solely as part of the Products; and (f) support distributed versions of the Licensed Software that are part of the Products. The foregoing license is subject to the additional conditions stated in this Agreement (including the attachments). Any agreement between the Licensee, on the one hand, and a Distributor, on the other, shall not grant to such Distributor license rights broader in scope than the license rights granted to Licensee under this Section 2.1, and shall include terms substantially similar to Section 2.2 and Section 6.1.
     2.2 In connection with the Products, Licensee shall not: (a) lease, license, use, make available or distribute all or any part of the Licensed Software to any third party, except as included in the Product; (b) use the Licensed Software to operate in or as a time-sharing, outsourcing, service bureau, application service provider or managed service provider environment, except as otherwise expressly agreed by the parties in a separate, signed writing that requires the payment of fees on a per-customer, per-user or per-access basis; (c) lease, license, use, make available or distribute the Licensed Software as a general SQL server, as a stand alone application or with applications other than a Product under this license; (d) distribute Licensed Software pursuant to a public or open source license; (e) port the Licensed Software to any operating system other than as described in Attachment A; or (f) change any proprietary rights notices which appear in the Licensed Software. However, nothing in this Agreement shall preclude Licensee or its authorized Distributors from sublicensing or granting a Customer the right to use the Products in or as a time-sharing, outsourcing, service bureau, application service provider or managed service provider environment.
     2.3 Licensee agrees to (a) require each Distributor of a Product to agree to protect the Licensed Software under substantially similar terms and conditions as Licensee is hereby agreeing; and (b) enforce its agreements with Distributors in response to breaches of Distributors’ obligations under such agreements with respect to the protection of Licensed Software as set forth above. In the event Licensee learns that a Distributor has failed to take steps required under subpart (a) above, or Licensee has taken enforcement steps in accordance with subpart (b) above, Licensee shall promptly inform Licensor.
3. Delivery and Acceptance.
Licensee shall obtain the Licensed Software and bug fixes of the Licensed Software released during the term of this Agreement by download from the MySQL Website. Licensor is under no obligation to inform Licensee of bug fixes or other changes to the Licensed Software other than by generally announcing such changes and making them available for download at the MySQL Website.
Because the Licensed Software is otherwise generally available for anybody (including Licensee) to examine and test under the terms of the GPL License, the Licensed Software shall be deemed accepted by Licensee immediately upon download and there shall be no trial period for Licensee to test and accept the Licensed Software following execution of this Agreement.

CONFIDENTIAL TO MySQL Inc.
4. Price and payment.
     4.1 Licensee shall pay Licensor in accordance with the payment plan set forth in Attachment A. All payments made pursuant to this Agreement shall be made in Euros or U.S. dollars as specified in Attachment A.
     4.2 Failure by Licensee to pay any amount due under this Agreement shall make Licensee liable to pay Licensor interest at the rate of *** on the remaining amount due, or at the highest amount permitted by applicable law (if lower). The imposition of late fees as provided above shall not constitute an election of, or Licensor’s exclusive, remedy.
     4.3 All prices in Attachment A are exclusive of local, state, federal and international sales, value added, excise and other taxes and duties of any kind. In addition to payment of the prices in Attachment A, Licensee shall be responsible for payment of taxes and duties of any kind payable with respect to the licensing of the Licensed Software or arising out of or in connection with this Agreement, other than taxes levied or imposed based upon Licensor’s net income.
5. Term and Termination.
     5.1 This Agreement shall continue in effect for a four (4) year period from the Effective Date, unless earlier terminated as provided below.
     5.2 Either party may terminate this Agreement immediately if the other party shall breach any of the provisions of this Agreement in any material respect and such breach remains uncured thirty (30) days after having received written notice thereof.
     5.3 In the event that either party becomes liquidated, dissolved, bankrupt or insolvent, whether voluntary or involuntary, or shall take any action to be so declared, the other party shall have the right to immediately terminate this Agreement.
     5.4 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR ANY REASON WILL NOT TERMINATE THE RIGHTS OF EXISTING CUSTOMERS ON WHOSE BEHALF LICENSEE HAS PAID APPLICABLE LICENSE FEES. During the ninety (90) day period immediately following expiration or termination of the term of this Agreement for any reason other than Licensee’s failure to cure a material breach (the “Wind-Down Period”), Licensee may continue to distribute pre-paid Products, provided that it does so in accordance with the terms and conditions of this Agreement, including (without limitation) the payment terms hereof. Notwithstanding the foregoing, upon termination of this Agreement due to Licensee’s failure to timely cure a material breach after receipt of written notice, or upon expiration of the Wind-Down Period, Licensee shall immediately discontinue distribution of Products that include Licensed Software. In addition, each party shall return or certify the destruction of any Confidential Information of the other party. Further in the event that support services have not terminated or expired and Licensee is not in material breach of this Agreement, then Licensor will continue to provide support and maintenance services under the terms of this Agreement and the applicable support plan through the expiration of such support plan.
6. Proprietary Rights.
     6.1 As between Licensor and Licensee, Licensee acknowledges that the copyright, patent, trade secrets and all other intellectual property and proprietary rights of whatever nature in the Licensed Software and related documentation, including derivative works, are and shall remain the exclusive property of Licensor, and, except for the limited license rights expressly provided herein, nothing in this Agreement should be construed as transferring any aspects of such rights to Licensee or any third party. Licensor reserves any and all rights not expressly granted herein.
     6.2 As between Licensor and Licensee, Licensor acknowledges that the copyright, patent, trade secrets and all other intellectual

CONFIDENTIAL TO MySQL Inc.
property and proprietary rights of whatever nature in the Sourcefire Software and related documentation, including derivative works, are and shall remain the exclusive property of Licensee, and nothing in this Agreement should be construed as transferring any aspects of such rights to Licensor or any third party.
     6.3 MySQL is a trademark of MySQL AB, and, except as expressly provided in this Section, shall not be used by Licensee without Licensor’s express written authorization. Licensee shall include in the Products a notice that the Products include software whose copyright is owned by, or licensed from, MySQL AB. Licensor hereby grants Licensee a limited, non-exclusive and non-transferable right during the term of this Agreement to use the “Powered by MySQL” logo and “MySQL” text trademark (the “Licensed Marks”) in order to comply with the foregoing requirement. Licensor reserves all intellectual property rights in the Licensed Marks. Licensee also agrees to abide by the publicly available “MySQL Trademark Policy” made available on the MySQL web site, as revised by Licensor from time to time in its discretion. Currently, the MySQL Trademark Policy may be found at http://www.mysql.com/company/trademark. html. Any and all goodwill arising from Licensee’s use of a Licensed Mark shall inure exclusively to the benefit of Licensor.
7. Support.
Licensee agrees to purchase, and Licensor agrees to provide, technical support services from Licensor as provided in Attachment A.
8. Warranty and Disclaimer of Warranties.
AS OF THE EFFECTIVE DATE, LICENSOR WARRANTS THAT (A) THE LICENSED SOFTWARE WILL PERFORM SUBSTANTIALLY IN ACCORDANCE WITH THE THEN CURRENT ONLINE DOCUMENTATION; AND (B) TO THE BEST OF LICENSOR’S KNOWLEDGE, THE LICENSED SOFTWARE DOES NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. OTHER THAN THE PRIOR SENTENCE, THE LICENSED SOFTWARE IS LICENSED “AS IS,” WITHOUT ANY WARRANTIES WHATSOEVER CONCERNING THE INSTALLATION, USE OR PERFORMANCE OF THE LICENSED SOFTWARE. LICENSOR EXPRESSLY DISCLAIMS, AND LICENSEE HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT, SYSTEM INTEGRATION, NON-INTERFERENCE AND ACCURACY OF INFORMATIONAL CONTENT. LICENSOR DOES NOT WARRANT THAT THE LICENSED SOFTWARE WILL MEET LICENSEE’S REQUIREMENTS OR THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ERRORS IN THE LICENSED SOFTWARE WILL BE CORRECTED.
Without limiting the generality of the foregoing disclaimer, Licensee acknowledges that the Licensed Software is not specifically designed, manufactured or intended for use in the planning, construction, maintenance, control or direct operation of nuclear facilities, aircraft navigation, control or communication systems, weapons systems or direct life support systems.
9. Indemnification and Infringement.
     9.1 The term “Licensee Claim” means a claim made by a third party that the exercise of Licensee’s rights under Section 2 of this Agreement infringes any copyright registered in the United States, Japan or the European Union as it is now constituted (or country which is a member country thereof as of the Effective Date). Subject to Section 10 hereof, Licensor shall: (a) hire counsel to defend and direct such counsel to defend all Licensee Claims; (b) pay all attorneys’ fees, litigation costs and other expenses of such counsel in connection with the defense of such Licensee Claim(s); (c) pay the amount of any direct damages awarded pursuant to an adverse final judgment issued by a court of competent jurisdiction against Licensee (after any appeals), or any settlement to

CONFIDENTIAL TO MySQL Inc.
which Licensor consents; and (d) reimburse Licensee for the reasonable, direct, out-of-pocket expenses incurred by Licensee in defending the Licensee Claim. Expenses must be verified by auditable receipts. In the event of any Licensee Claim, Licensee shall provide Licensor with (a) prompt written notice of the Licensee Claim; (b) immediate and complete control over the defense and/or settlement of the Licensee Claim; and (c) reasonable cooperation and assistance in the defense of such Licensee Claim. *** Subject to the foregoing conditions, nothing in this Agreement shall prohibit Licensee from hiring separate counsel, at its own expense, or at the expense of Licensor but solely after written notice to, and solely for the duration of Licensee’s failure to hire and employ its own counsel to defend the Licensee Claim.
     9.2 In addition, but subject to Section 10 hereof, in the event Licensor is obligated to indemnify Licensee under Section 9.1 above, Licensor may, at its option and expense, either: (a) procure for Licensee the right to continue to use the Licensed Software at no additional cost to Licensee; or (b) modify the Licensed Software so that it becomes non-infringing, provided that any substituted or modified software substantially performs to the Documentation as of the Effective Date; or (c) in the event that it is not commercially reasonable for Licensor to perform (a) or (b), above, Licensor may repurchase the affected licenses less depreciation at the rate of twenty five percent (25%) per year, or pro rata for part of the year, from the date of payment to the date of removal of the Licensed Software. If Licensor selects either clause (b) or (c), Licensee shall immediately refrain from use of the unmodified Licensed Software, in the case of clause (b) above, or the Licensed Software, in the case of clause (c) above, according to this Agreement.
     9.3 Licensor shall have no obligations under this Section 9 or otherwise to the extent that: (a) Licensor acted upon Licensee’s direct instructions and such action resulted in a Claim; or (b) the alleged infringement would not have occurred but for use of the Licensed Software in a manner prohibited under this Agreement; or (c) the alleged infringement would not have occurred but for, combination or use of the Licensed Software with one or more of the Sourcefire Software or other applications not provided by Licensor.
     9.4 The foregoing provisions of Section 9 state Licensor’s entire obligation and liability with respect to the infringement or violation of any property right.
     9.5 The term “Licensor Claim” means a claim made by a third party that Licensee’s distribution of the Sourcefire Software, or the arrangement of the Sourcefire Software with software other than the Licensed Software, within the scope and during the term of this Agreement infringes any copyright registered in the United States, Japan or the European Union as it is now constituted (or country which is a member country thereof as of the Effective Date). Subject to Section 10 hereof, Licensee shall: (a) hire counsel to defend and direct such counsel to defend all Licensor Claim; (b) pay all attorneys’ fees, litigation costs and other expenses of such counsel in connection with the defense of such Licensor Claim(s); (c) pay the amount of any direct damages awarded pursuant to an adverse final judgment issued by a court of competent jurisdiction against Licensor (after any appeals), or any settlement to which Licensee consents; and (d) reimburse Licensor for the reasonable, direct, out-of-pocket expenses incurred by Licensor in defending the Licensor Claim. Expenses must be verified by auditable receipts. In the event of any Licensor Claim, Licensor shall provide Licensee with (a) prompt written notice of the Licensor Claim; (b) immediate and complete control over the defense and/or settlement of the Licensor Claim; and (c) reasonable cooperation and assistance in the defense of such Licensor Claim. ***

CONFIDENTIAL TO MySQL Inc.
Subject to the foregoing conditions, nothing in this Agreement shall prohibit Licensor from hiring separate counsel, at its own expense, or at the expense of Licensee but solely after written notice to, and solely for the duration of Licensee’s failure to hire and employ its own counsel to defend the Licensor Claim.
10. Limitation of Liability.
NEITHER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING (WITHOUT LIMITATION) ANY LOST PROFIT OR LOST SAVINGS (WHETHER RESULTING FROM IMPAIRED OR LOST DATA, SOFTWARE OR COMPUTER FAILURE OR ANY OTHER CAUSE), EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT, AND NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EXCEPT IN CONNECTION WITH LICENSEE’S BREACH OF LICENSOR’S INTELLECTUAL PROPERTY RIGHTS, THE LIABILITY OF EACH PARTY HEREUNDER FOR ANY REASON AND UPON ANY CAUSE OF ACTION SHALL BE LIMITED TO THE AMOUNT PAID TO LICENSOR BY LICENSEE UNDER THIS AGREEMENT. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATIONS AND OTHER TORTS. BOTH PARTIES UNDERSTAND AND AGREE THAT THE REMEDIES AND LIMITATIONS HEREIN ALLOCATE THE RISKS BETWEEN THE PARTIES AS AUTHORIZED BY APPLICABLE LAWS. THE FEES HEREIN REFLECT, AND ARE SET IN RELIANCE UPON, THIS ALLOCATION OF RISK AND THE EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES SET FORTH IN THIS AGREEMENT.
11. Release.
The parties hereby represent and acknowledge that the scope of this Agreement solely governs Licensee’s right to distribute the Licensed Software during the term of this Agreement, and does not address Licensee’s use and/or distribution prior to the Effective Date of the Licensed Software (or any prior version(s) of the Licensed Software). However, in an attempt to avoid any potential dispute or uncertainty over Licensee’s use prior to the Effective Date of the Licensed Software (or any prior version(s) of the Licensed Software), the parties agree to execute the release attached hereto as Attachment B (the “Pre-Term Release”), contemporaneous with the execution of this Agreement. The execution of such Pre-Term Release, and the payment of those fees described in Attachment A, are a material inducement to entering into this Agreement.
12. Miscellaneous.
     12.1 Interpretation. The headings used in this Agreement are for convenience only and are not intended to be used as an aid to interpretation. If any part of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected and such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision shall then be enforceable and enforced. Sections 4, 5, 6, 8, 9, 10 and 12 shall survive the termination of this Agreement for any reason.
     12.2 Binding. This Agreement will be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns. Without the prior written consent of Licensor, Licensee may not assign this Agreement or its rights or obligations under this Agreement to any person or party, whether by operation of law or otherwise; any attempt by Licensee to assign this Agreement without Licensor’s prior written consent shall be null and void. Notwithstanding the foregoing, any transfer, assignment or deemed assignment on

CONFIDENTIAL TO MySQL Inc.
account of a corporate reorganization, merger or sale of substantially all of Licensee’s assets other than to a direct competitor of Licensor (i.e., a database software vendor) may be permitted without Licensor’s prior written consent. There are no intended third party beneficiaries of this Agreement.
     12.3 No Waiver; Limitations. Failure by either party to exercise any right or remedy under this Agreement does not signify acceptance of the event giving rise to such right or remedy. No action, regardless of form, arising out of this Agreement may be brought by Licensee more than one (1) year after the cause of action has accrued.
     12.4 Governing Law.
          12.4.1 This Agreement shall be deemed to have been executed in the United States of America and shall be governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof. In no event shall the United Nations Convention on Contracts for the International Sale of Goods apply to, or govern, this Agreement.
          12.4.2 The parties hereby consent to the exclusive jurisdiction of the courts of the United States of America. In the event that either party initiates an action in connection with this Agreement or any other dispute between the parties, the exclusive jurisdiction of such action shall be in New York, New York. Licensee shall comply at its own expense with all relevant and applicable laws related to the use and distribution of the Licensed Software as permitted in this Agreement. Notwithstanding the foregoing, either party may seek injunctive or other equitable relief in any jurisdiction in order to protect its intellectual properly rights.
          12.4.3 The parties hereby consent to execute this Agreement in the English language. In the event of any dispute in connection with this Agreement, the English language version of the Agreement will control for all purposes. Any action brought under this Agreement shall be conducted in the English language.
     12.5 Notice. Unless otherwise agreed to by the parties, any notice required or permitted to be given or delivered under this Agreement shall be delivered and addressed to the addresses set forth on the signature page hereof. Notice shall be deemed to have been received by any party, and shall be effective: (a) on the day given, if personally delivered or if sent by confirmed facsimile transmission, receipt verified; (b) on the third day after which such notice is deposited, if mailed by certified, first class, postage prepaid, return receipt requested mail, or by reputable, expedited overnight courier; or (c) on the fifth day after which such notice is deposited, if sent by reputable, expedited international courier. Either party may change its address for notice purposes upon issuance of notice thereof in accordance with this Section.
     12.6 Independent Contractors. The parties enter this Agreement as, and shall remain, independent contractors with respect to one another. Nothing in this Agreement is designed to create, nor shall create between them, a partnership, joint venture, agency, or employment relationship.
     12.7 Export Law Assurances. Licensee acknowledges and agrees that the Licensed Software may be subject to U.S. Export Administration Regulations. Diversion of Licensed Software contrary to U.S. law is prohibited. Licensee agrees that the Licensed Software is not being or will not be acquired for, shipped, transferred, or re-exported, directly or indirectly, to proscribed or embargoed countries or their nationals, nor will it be used for nuclear activities, chemical or biological weapons, or missile projects unless authorized by the U.S. government. Proscribed countries are set forth in U.S. Export Administration Regulations. Licensee certifies that it is not on the U.S. Department of Commerce’s Denied Persons List. Licensee is responsible for complying with any applicable local laws, including its rights to use, modify, reproduce, release, perform, display or disclose the Licensed Software or any documentation, will be subject in all respects to the commercial license rights and restrictions provided in this Agreement.

CONFIDENTIAL TO MySQL Inc.
     12.8 U.S. Government Restricted Rights. If the Licensed Software is being acquired by or on behalf of the U.S. government or by a U.S. Government prime contractor or subcontractor (at any tier), in accordance with 48 C.F.R. 227.7202-4 (for Department of Defense (“DOD”) acquisitions) and 48 C.F.R. 2.101 and 12.212 (for non-DOD acquisitions), the government’s rights in the Licensed Software and any documentation, including its rights to use, modify, reproduce, release, perform, display or disclose the Licensed Software or any documentation, will be subject in all respects to the commercial license rights and restrictions provided in this Agreement.
     12.9 Confidentiality. Neither party shall disclose the financial or other terms of this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, Licensor shall have the right to identify Licensee as a commercial licensee, including by making reference thereto on the MySQL Website.
     12.10 Entire Agreement. This Agreement and its attachments comprise the entire agreement between the parties regarding the subject matter hereof and supercedes and merges all prior proposals, understandings and all other agreements, oral and written, between the parties relating to the subject matter of this Agreement. This Agreement may be amended or modified only in a writing executed by both parties. This Agreement may be executed in counterparts, both of which taken together shall constitute one single Agreement between the parties. This Agreement may be executed via facsimile, and a facsimile copy of either party’s signature shall be deemed and be enforceable as an original thereof. To the extent of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any invoice or other document submitted by Licensee to Licensor, the terms and conditions of this Agreement will control. Licensor’s acceptance of any such invoice or document shall not be construed as an acceptance of provisions which are in any way in conflict or inconsistent with, or in addition to, this Agreement, unless such terms are separately and specifically accepted in writing by an authorized officer of Licensor.
          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its hand and seal as of the Effective Date.

Licensor:		Licensee:
MySQL Inc.		Sourcefire, Inc.

By:	/s/ Ellen A. Canaday	By:	/s/ Todd P. Headley

Printed Name: Ellen A. Canaday		Printed Name: Todd P. Headley

Title: Director of Contracts		Title: Chief Financial Officer
Effective Date: June 13, 2005
Licensee’s country of organization: USA
Licensee’s street address, city, state, country & postal code:
     9770 Patuxent Woods Drive
     Columbia, MD 21046
     USA
Licensor’s street address, city, state, country & postal code:
     MySQL Inc.
     2510 Fairview Avenue East
     Seattle, Washington 98102
     USA

ATTACHMENT A
Attachment to License Agreement for Commercial use of MySQL™ Software
Name of Licensee: Sourcefire Inc.
Date of Agreement: June 13, 2005
     As stated in the above-referenced Agreement between Licensor and Licensee, Licensee’s rights are subject to the following additional conditions:
1. Definition of Licensed Software. “Licensed Software” means a complete and unchanged copy of the object code of the version of the software product designated below as indicated by “check” mark(s) and a description of the applicable version and operating system(s), including bug fixes released by Licensor in connection with such version during the term of this Agreement.
Licensor will make Licensed Software available to Licensee for download by providing Licensee with a password to http://mysql.mysql.com (or an alternative subpage of the MySQL Website designated by Licensor) within 3 business days after the Effective Date.

	Licensed Software	Version(s)	Operating System(s)
x	MySQL® Classic™	4.1.11	The versions of Unix/Linux Windows currently supported by Licensor, as indicated on the MySQL Website.
2. Definition of Sourcefire Software. “Sourcefire Software” means the following commercial application(s) owned by Licensee:

Application Name	Functional Description
Intrusion Detection Sensor	The combination of signature, protocol, and anomaly-based inspection methods to achieve attack detection and prevention capability.

Real-time Network Detection Sensor	The use of passive network discovery, behavioral profiling and integrated vulnerability management technologies

Defense Center	The integration and correlation of threat information to prioritize security threats
3. Definition of Territory. “Territory” means the following geographical region:
Worldwide

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4. Licensee Fees.
     4.1 Calculation of License Fees. Licensee must pay to Licensor a fee (“License Fee”) for each copy of Licensed Software that is manufactured, sold, shipped, distributed or otherwise deployed (collectively “deployed”) as part of a Product. License Fees shall be calculated as follows:

Version of Licensed Software	License Fee per Copy
MySQL® Classic™	***
     4.2 Initial Purchase. Licensee shall make the following nonrefundable and irrevocable initial purchase (collectively, the “Initial Purchase”), as follows:
          (a) *** copies of MySQL Classic and payment shall be due thirty days after receipt of invoice from Licensor
     4.3 No later than thirty days after receipt of invoice from Licensor, Licensee also agrees to pay Licensor *** for the following:
          (a) The Pre-Term Release; and
          (b) the other development, testing, tech support, demonstration, and evaluation rights granted in Section 4.4 of this Attachment A.
     4.4 Notwithstanding Section 4.1, no License Fee other than the fees described in Section 4.3 shall be due or owing during the term for any: (a) development, testing or tech support copies of the Product which are used internally, or (b) any Product licensed by Licensee pursuant to a demonstration or evaluation license, provided that: Licensee does not receive consideration for same and such licenses are not offered as “loss leaders” or bundled as free products with any other product or service.
     4.5 Quarterly Payments. Once the Initial Purchase described in Section 4.2 above has been depleted (as determined by allocating License Fees to deployments in accordance with the License Fee chart in Section 4.1, above), Licensee shall pay License Fees to Licensor within thirty (30) days of the end of a calendar quarter for the number of copies of the Licensed Software deployed as part of the Product during the applicable calendar quarter or portion thereof. No later than 30 days after the end of every calendar quarter during the term of this Agreement, Licensee shall also provide Licensor with: (a) a written report detailing the number of deployments during such quarter, broken down by version of Sourcefire Software, version of Licensed Software and operating system; and (b) payment of a License Fee for each such deployment (calculated according to the License Fee chart in Section 4.1 of this Attachment A). Licensee shall submit such quarterly reports regardless of whether or not there were any deployments for that particular quarter.
5. Support.
     5.1 During the entire term of this Agreement, Licensee agrees to pay the annual technical support fee designated below for the level of technical support designated below (as such support is described on the MySQL Website as of the Effective Date, “Support”). Support shall be subject to the terms of Licensor’s standard Technical Support Services Agreement, a current copy of which is attached hereto as Attachment C. Licensee agrees to go online to purchase such Support on the Effective Date, and to pay for continued Support during the term of this Agreement as provided in the Technical Support Services Agreement.

CONFIDENTIAL TO MySQL Inc.

Check the applicable
level of Support	Support Level
X	MySQL Gold OEM
     5.2 Annual Support Fee:
          during first year of the term = ***
          during each subsequent year: *** of the cumulative Licensed Software fees paid prior to the first day of such support year.
     5.3 Support shall be solely third-level support provided directly to Licensee. Licensee shall be responsible for providing first- and second-level support (i.e., accepting and responding to contacts and requests made by Customers). Licensor shall not be obligated to support any software other than Licensed Software included as part of a Product.
6. ***
7. Total Fees Due on or before the Effective Date:

Initial License Fee	$	***
Initial Year’s Support Fee	$	***
Pre-Term Release & the rights granted in Section 4.4 of Attachment A	$	***

Total Fees Due	$	***

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Attachments B
Pre-Term Release
     FOR AND IN CONSIDERATION of the payments referenced in Section 4.2 and Section 4.3 of Attachment A of the License Agreement, the sufficiency of which is hereby acknowledged, MySQL, Inc., on behalf of itself and its affiliates (the “Releasing Party”), hereby releases and forever discharges Sourcefire, Inc. and each of its respective officers, directors, former directors, shareholders, employees, predecessors and affiliates (collectively, the “Released Parties”) from, and covenants not to sue or bring any action or proceeding with respect to, any claims (contingent or otherwise), counterclaims, third-party claims, liabilities, demands, losses, judgments, actions, suits, causes of action, accounting, rights, damages, punitive damages, and interests, direct or derivative, nominally or beneficially, possessed or claimed, known or unknown, suspected or unsuspected, choate or inchoate, whether legal or equitable, and whether or not the Released Parties are at fault, that the Releasing Party had, now has, may have at any time in the future, or claim to have or have had for or by reason that Licensee’s execution, copying, revision or distribution (but no other party’s execution, copying, revision or distribution) of the MySQL database management server and its related libraries, including all prior versions, upgrades and updates (the “Released Software”), from the beginning of time through and including the Effective Date of this Pre-Term Release, breached or violated in any manner the respective LGPL license and/or the GPL license under which the Released Software was original distributed (the “Released Claims”). Notwithstanding the foregoing or any other provision of this Pre-Term Release, this Pre-Term Release shall not release or discharge a Released Party to the extent there exists clear and convincing evidence that such Released Party willfully breached or violated the LGPL or GPL. The term “GPL” means the General Public License published by the Free Software Foundation and the term “LGPL” means the GNU Lesser General Public License published by the Free Software Foundation.
     Unless defined herein, initial capitalized terms shall have the meaning given such term in the License Agreement.
     Any of the Released Parties may plead this Pre-Term Release as a complete defense and bar to any action, claim or demand brought with respect to the Released Claims. The Releasing Party represents and warrants to the Released Parties that it has not transferred, conveyed or assigned any portion of the Released Claims to any other individual, entity or other person. This Pre-Term Release shall be binding upon each of the undersigned and its successors and assigns. This Pre-Term Release shall be governed by the laws of the State of New York.
     IN WITNESS WHEREOF, the undersigned have executed this Pre-Term Release as of the 13th day of June, 2005.

MySQL Inc.		Sourcefire, Inc.

By:	/s/ Ellen A. Canaday	By:	/s/ Todd P. Headley
Printed Name:	Ellen A. Canaday	Printed Name:	Todd P. Headley
Title:	Director of Contracts	Title:	Chief Financial Officer

Attachment C
Technical Support Service
MySQL OEM Support
Definitions
Capitalized terms used in this Attachment C shall have the same meaning as defined in the Agreement unless otherwise defined herein.
Action Plan — an action plan describes the initial incident statement, a clear definition of the incident, and all activities, goals, actions, processes, time frames and responsible individuals needed from both parties to bring the incident to closure.
Business Hours —
     If Company is based in North & South America: 9:00 a.m. — 8:00 p.m. Eastern time, Mon-Fri
     If Company is based in Europe, Asia, & elsewhere: 7:00 a.m. — 5:00 p.m. GMT, Mon-Fri
CSC — MySQL Customer Support Center
Hot Fix — software released to Company as an Incident Resolution that does not have any, or at best very limited, functional testing, system testing, regression testing or any of the other test suites that MySQL applies as part of normal QA processes. MySQL may deliver Hot Fix code segments as part of an Incident Resolution if Company agrees to include such code and agrees to build such code. There is no guarantee that the actual Hot Fix deliverable will be incorporated into any future MySQL software release; Hot Fixes may be included in subsequent software releases at the sole discretion of MySQL. The intent with a Hot Fix is to deliver an Incident Resolution to Company as quickly as possible. Because Hot Fixes have no or very limited testing, until such time (if any) that a Hot Fix is included in a Maintenance Release or Major Release: (a) Company’s use of a Hot Fix is at its sole discretion and risk, and (b) notwithstanding any other term of this Agreement, MySQL accepts absolutely no liability of any kind for Company’s use of a Hot Fix.
Incident Resolution — will be one of the following listed possibilities:
•	a workaround has been delivered to Company and accepted by Company as a final solution to the incident.

•	a solution has been generated in the form of a software Hot Fix that corrects the incident; the solution was delivered to Company, successfully installed by Company and deemed a working solution by Company.

•	MySQL informs Company that the MySQL Licensed Software does not cause the problem and the root cause is in a non-MySQL part of the Company Application.

•	the MySQL Licensed Software behaves according to specifications and will not be changed and the problem exists in the MySQL Licensed Software documentation and the solution to the incident is to clarify and/or modify the MySQL Licensed Software documentation in a subsequent documentation release.

•	MySQL informs Company that the MySQL Licensed Software conforms to its specifications and need not be changed.

•	the MySQL Licensed Software conforms to its specifications and MySQL decides that the incident will be treated as a request for a new feature, new functionality or enhancement to the MySQL Licensed Software and will be considered for future implementations.

C-1

CONFIDENTIAL TO MySQL Inc.
•	the incident has occurred once only and MySQL informs Company that after applying considerable time and MySQL resources to the incident, it has not been possible to reproduce the incident.

•	MySQL informs Company that MySQL will use commercially reasonable efforts to correct the incident in a future release of the MySQL Licensed Software when it has been deemed economically feasibly for MySQL to apply the resources needed for the redesign, architecture and implementation of the MySQL Licensed Software to correct the problem.
Initial Response Time — the time taken from when Company files the initial request to MySQL until a MySQL technical support person has been assigned to the incident and that assignment has been communicated back to Company.
Maintenance Release — As defined in the Agreement. A Maintenance Release is a MySQL Licensed Software release that is part of the overall MySQL software release program and roadmap.
Major Release — As defined in the Agreement. A Major Release is a MySQL Licensed Software release that is part of the overall MySQL software release program and roadmap. Maintenance Releases are typically but not always rolled up into and included into Major Releases, at the sole discretion of MySQL.
Non-Technical Support incident — MySQL reserves the right to advise Company to use the consulting organization for additional assistance in resolving incidents that fall outside the scope of MySQL Technical Support organization. These services would be subject to MySQL’s then-current consulting fees. Company should contact MySQL regarding availability and purchase of such services.
PDC — MySQL phone dispatch center
Resolution times — the time taken from when Company has properly filed the initial request to MySQL and has received an acknowledgment that MySQL has received and accepted the incident, until the incident has been closed.
Technical Support incidents — will generally fall into on of the following three categories:
•	Technical Assistance
o	Questions about product usage and installation which do not result in registration of a Product Defect or Feature Enhancement Request.
•	Product Defect
o	Company encounters a problem which is determined to be a MySQL Licensed Software product defect.
•	Feature Enhancement Request
o	A request by Company for a feature that is not included in the current versions of MySQL Licensed Software. MySQL will review Company’s request and it will be included in subsequent Licensed Software releases at the discretion of MySQL. Company will be informed about the final decision regarding each its feature requests.

CONFIDENTIAL TO MySQL Inc.
OEM Support Levels

OEM Support
Gold
Knowledge Base	Yes
Number of Incidents	Unlimited
Web Access	Yes
Phone Access	24x7
Max Initial Response Time	2 hours
Emergency Response Time	30 minutes
Initial Response Times

Support Level OEM Gold	Severity Level Severity 1 Severity 2-4	Initial Response Time 30 minutes 2 hours
Resolution Times
     OEM GOLD

Severity Level	Working Hours	Effort	Status Updates
Severity 1	24x7	MySQL will work continually (24x7) until the incident has been resolved or the Severity of the incident has been downgraded to Severity level 2 or lower in consultation with Company.	On change of state but no less than every 8 hours. MySQL will create an Action Plan together with Company if the incident has not been resolved or downgraded to Severity 2 or lower in consultation with Company within the first 8 hrs after the initial filing of the incident.

Severity 2	Business Hours	MySQL will work during Business Hours until the incident has been resolved, or an Incident Resolution for the issue has been released to Company, or the Severity of the incident has been downgraded to Severity level 3 or lower in consultation with Company.	On change of state or daily at minimum.

Severity 3-4	Business Hours	MySQL will work during Business Hours until the incident has been resolved, or an Incident Resolution for the issue has been released to Company.	On change of state.
MySQL will use commercially reasonable efforts to resolve the incidents filed by Company. Not all incidents can be guaranteed to result in a workaround, Hot Fix, maintenance release or any other measure that resolves the incident. See Incident Resolution definition above for detailed description.

CONFIDENTIAL TO MySQL Inc.
Incident Resolution Deliverables
Incidents typically require different resolutions depending on a number of factors such as the severity level, Company’s needs, Support levels etc.
The software deliverables could be in the form of a Hot Fix, Maintenance Release, Major Release, or an alternative build of the Licensed Software.
Escalation Process
Escalation types
The objective of the escalation process is to assure that there is a path for both Company as well as MySQL personnel to initiate a process that will get the attention on a level necessary to drive an incident to resolution when the response times are not achieved per the definitions herein.
There are two types of escalation processes
•	Initial response time escalation by Company

•	Incident resolution escalation by Company or MySQL
Escalation initiated by Company
Initial Response Time escalation
The initial response time escalation process is used by Company to initiate an escalation if the MySQL support team does not respond within the initial response time as specified above, which varies depending on the Support level purchased by Company and the severity level of the incident.
Resolution escalation
The resolution escalation process is used by Company to initiate an escalation if the MySQL support team does not respond or perform within the resolution time as specified in the resolution matrixes above. The response process varies depending on the Support level purchased by Company and the severity level of the incident.
The process to initiate an escalation is the following:
Company contacts either our dispatch center or the first person on the escalation contact list and in successive order until the incident has been managed to completion or satisfaction.
Company can request escalation to the next level as deemed necessary by Company as long as reasonable time has passed between each escalation request to allow the MySQL person to manage and serve the escalation request and drive the incident to resolution.
MySQL escalation process spans from the individual technical support engineer to the VP of WW Customer Services per the following route:

CONFIDENTIAL TO MySQL Inc.
▶	Technical Support Engineer or TAM (if applicable)
▶	Support Group Manager
▶	Technical Coordinator of Support
▶	Director of Support
▶	VP WW Customer Services
Escalation initiated by MySQL
Resolution escalation
The resolution escalation process is used by MySQL to initiate an escalation if the MySQL support team does not get the response needed from Company to be able to drive an incident to resolution as specified in the resolution matrixes above. The response process varies depending on the Support level purchased by Company and the severity level of the incident.
The process to initiate an escalation is the following:
MySQL contacts the first person on the escalation contact list and in successive order until Company has responded appropriately to the needs of MySQL support team.
MySQL can request escalation to the next level as deemed necessary by MySQL as long as reasonable time has passed between each escalation request to allow the assigned Company employee to manage and serve the escalation request and drive the incident to resolution.
The escalation process spans from the individual technical contact that opened the incident or is currently assigned to it to Company’s senior management per the following route:
▶	Authorized Technical Contact that opened or is currently assigned to the incident
▶	Authorized Administrative Contact
▶	Authorized Administrative Contacts Manager (Company needs to provide contact info)
Escalation contact list
The escalation process includes an escalation contact list, one for MySQL and one for Company, which is populated with contact data and kept up to date by both parties. The escalation calling list contains persons in successively more responsible or qualified positions to provide the answer or assistance desired.
The escalation contact list is created and maintained in parallel by both MySQL and Company.
The escalation contact list consists of a list of persons, telephone numbers and other pertinent contact information, for the initiator to contact to enable them to initiate an escalation.
The escalation contact list includes the following information for each individual:
•	Name

•	Position

•	Email address

•	Time zone

•	Direct phone number

CONFIDENTIAL TO MySQL Inc.
•	Cell phone number (if applicable)

•	Pager number (if applicable)
Any changes to the content of the MySQL escalation contact list will be sent to Company’s administrative contact person who is responsible for updating the Company’s team and internal records.
Any changes to the content of the Company escalation contact list will be sent to MySQL administrator at support-feedback@mysql.com. The MySQL administrator will update MySQL internal records as well and the support team and management.

CONFIDENTIAL TO MySQL Inc.
Attachment D
Form of Sourcefire EULA
NETWORK APPLIANCE PURCHASE AND LICENSE AGREEMENT
This is a legal agreement (“Agreement”) between you, the party purchasing products, and Sourcefire Inc., a corporation having offices at 9770 Patuxent Woods Drive, Columbia, MD 21046 (“Sourcefire”). This Agreement is part of a package that includes one or more network appliance machines and associated Software (defined below) and certain electronic and/or written materials. This Agreement covers your permitted download, installation and use of the Network Appliance (defined below) and the Software. BY TYPING IN THE WORD ‘YES’ BELOW AND PRESSING THE ENTER KEY YOU ACKNOWLEDGE THAT YOU HAVE READ ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT, UNDERSTAND THEM, AND AGREE TO BE LEGALLY BOUND BY THEM. If you do not agree with the terms of this Agreement, you may not download, install or use the Network Appliance or the Software. In such event, promptly return the entire package to the place you obtained it for a full refund. As used In this Agreement, “Network Appliance” means the combination of Sourcefire’s network security products, the Sourcefire Software and any Open Source Program. “Sourcefire Software” means any Sourcefire proprietary network security software products provided by Sourcefire, any third party proprietary software, and any patches, updates, Improvements, additions and other modifications or revised versions that may be provided by Sourcefire or its licensors from time to time, excluding any and all Open Source Programs. “Open Source Program” means the open source code software programs that are provided to you for use with the Sourcefire Software. “Software” means collectively the Sourcefire Software and the Open Source Program. “Documentation” means Sourcefire’s release notes or other similar instructions in hard copy or machine readable form supplied by Sourcefire to you that describes the functionality of the Network Appliance and/or the Software purchased or licensed hereunder.
1. YOUR PAYMENT OBLIGATIONS. You agree to pay all amounts due or incurred by you, including any late payment fees, as are specified in an invoice provided by Sourcefire or its designated reseller (the “Reseller”). If any authority imposes a duty, tax or similar levy (other than taxes based on Sourcefire’s or its Reseller’s income), you agree to pay, or to promptly reimburse Sourcefire or its Reseller, as applicable, for all such amounts. You are also responsible for paying all shipping charges. Unless otherwise indicated in an invoice, all invoices are payable thirty (30) days from the date of invoice. Overdue amounts are subject to a late payment Interest charge, at the lower rate of (i) one percent (1%) per month, or (ii) the maximum legal rate. You agree to promptly pay or reimburse Sourcefire or its Reseller, as applicable, for all costs and expenses, including all reasonable attorneys’ fees, related to any breach of your obligations under this Agreement.
2. TITLE. Subject to the terms and conditions of this Agreement, title, except to the extent the Network Appliance contains or consists of intellectual property rights of Sourcefire or other third parties, and risk of loss to each Network Appliance purchased is transferred to you when the Network Appliance is delivered to Sourcefire’s designated carrier for shipment.
3. GRANT OF SOFTWARE LICENSE. Subject to the terms and conditions of this Agreement, Sourcefire grants to you a non-exclusive, non-transferable license (the “Sourcefire License”) to download, install and use the Sourcefire Software solely for your internal operations and internal security purposes. Such Sourcefire Software may be delivered to you pre-installed on a Network Appliance or on a recorded or fixed media, or may be made available to you to via download from a web site designated by Sourcefire. You shall own the magnetic or other physical media upon which the Sourcefire Software is originally or subsequently recorded or fixed, but Sourcefire or Sourcefire’s licensors retain all title, copyright and other intellectual proprietary rights in, and ownership of, the Sourcefire Software regardless of the media upon which the original or any copy may be recorded or fixed. Any rights in Software not granted herein are expressly reserved by Sourcefire or its licensors.
4. OPEN SOURCE TERMS. You acknowledge that each Open Source Program is distributed under the Open Source Program license applicable to such Open Source Program, and only such license, and this Agreement in no ways supplements or detracts from any term or conditions of such open source license agreement (the “Open Source License”). Notwithstanding anything to the contrary in this Agreement, you agree and acknowledge that the rights attached to any Open Source Programs provided

CONFIDENTIAL TO MySQL Inc.
hereunder are separate from and do not depend on the Open Source Programs being part of, or used in connection with, the Software or the Network Appliance.
5. SCOPE OF USE. The Software pre-installed on a Network Appliance may only be used by you with such Network Appliance for which the Software is provided and registered for use. To the extent any Software is separately made available to you, your use of the Software may not exceed the applicable use restrictions associated with the license fees paid or payable by you under this Agreement. For example, in the case of Intrusion Sensor software, you may not deploy and use such software in a manner that exceeds the permitted number of connections to the applicable management console associated with the license fees paid or payable by you. Likewise, with respect to the Real-time Network Awareness software, you may not deploy and use such software in a manner that exceeds the permitted number of monitored hosts associated with the applicable license fees paid or payable by you. If any Software is provided on separate media (e.g., a CD-ROM), you may make a reasonable number of copies solely for internal backup purposes. The scope of use of any Open Source License shall be governed by the applicable open source license agreement.
6. NO REVERSE ENGINEERING, OTHER RESTRICTIONS. Except to the extent allowed under the applicable Open Source License, you shall not directly or indirectly: (i) sell, lease, redistribute or transfer any of the Software; (ii) modify, translate, reverse engineer (except to the limited extent permitted by law), decompile, disassemble, create derivative works based on, sublicense, or distribute any of the Software; (iii) rent or lease any rights in any of the Software in any form to any person; (iv) use any Software for the benefit of any third parties (e.g., in an ASP, outsourcing or service bureau relationship) or in any way other than in its intended manner; (v) remove, alter or obscure any proprietary or copyright notice, labels, or marks on the hardware components of the Network Appliance or within the Software; or (vi) disable or circumvent any access control or related security measure, process or procedure established with respect to the Network Appliance or any Software or any other part thereof. You are responsible for all use of the Network Appliance and any downloading, installing and using the Software and for compliance with this Agreement; any breach by you or any user shall be deemed to have been made by you.
7. INTELLECTUAL PROPERTY. Unless otherwise expressly stated herein, this Agreement does not transfer to you any title or any ownership right or interest in any Network Appliance or any Software or in any other intellectual property rights of Sourcefire or in any Sourcefire Software. You acknowledge that the Software is owned by Sourcefire and Its licensors, and that the Software and the Network Appliance contains, embodies and is based upon patented or patentable inventions, trade secrets, copyrights and other intellectual property rights owned by Sourcefire and its licensors.
8. TECHNICAL SUPPORT. You may obtain technical support by separately enrolling in Sourcefire’s maintenance and support plan (the “Support Plan” see http://www.sourcefire.com/services/support.html) by paying Sourcefire the then-applicable annual maintenance and support fee. A copy of the terms of the current Support Plan is located at https://support.sourcefire.com/Support-T&C.pdf.
9. CONFIDENTIALITY. As used herein, “Confidential Information” means any non-public technical or business Information of Sourcefire (or its licensors), including without limitation, any information, relating to Sourcefire’s techniques, algorithms, software, know-how, current and future products and services, research, engineering, designs, financial information, procurement requirements, manufacturing, customer lists, business forecasts, marketing plans and information, the terms and conditions of this Agreement, and any other information of Sourcefire (or its licensors) that is disclosed to you. You will take all reasonable measures to maintain the confidentiality of Sourcefire’s Confidential Information, but in no event less than the measures you use to protect your own confidential information. You will limit the disclosure of Sourcefire’s Confidential Information to your employees with a bona fide need to access such Confidential Information in order to exercise your rights and obligations under this Agreement; provided that all such employees are bound by a written non-disclosure agreement that contains restrictions at least as protective as those set forth herein. You agree that Sourcefire will suffer irreparable harm in the event that you breach any obligations under this Section 9 and that monetary damages will be inadequate to compensate Sourcefire for such breach. In the event of a breach or threatened breach of any of the provisions of this Section 9, Sourcefire, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction in order to prevent or to restrain any such breach.

CONFIDENTIAL TO MySQL Inc.
10. INSTALLATION AND CONFIGURATION. You represent, warrant and covenant that you are solely responsible for the proper configuration and management of the Network Appliance on which the Software will be installed, as well as the installation of any separately provided Software. You further understand and hereby acknowledge that the failure to properly configure and manage a Network Appliance, and the failure to properly install any separately provided Software, may adversely affect the performance of the Network Appliance and the Software. You represent and warrant to adhere strictly to the recommended minimum requirements specified from time to time by Sourcefire in the Documentation. Sourcefire shall have no obligations under this Agreement to the extent the Network Appliance or any separately provided Software fails to substantially perform the functions described in the Documentation, in whole or in part, because (i) you fail to meet Sourcefire’s minimum requirements, (ii) your separate hardware fails to perform, (iii) you mis-configured a Network Appliance or (iv) the Software had been improperly installed. You further agree to indemnify and hold harmless Sourcefire, its officers, directors, employees or agent against any claims, losses, damages, liabilities or expenses arising from the failure of the Network Appliance or any Software to perform as warranted where such failure to perform is attributable, in whole or in part, to (i) your failure to meets Sourcefire’s minimum requirements, (ii) the failure of your hardware to perform, (iii) the mis-configuration of the Network Appliance or (iv) the improper installation of the Software.
11. WARRANTY AND DISCLAIMER. Sourcefire warrants that, for a period of ninety (90) days from the date of initial shipment of the Network Appliance or, in the case of Software separately provided to you, the date the Software is made available to you for download or delivered on a fixed media (the “Software Warranty Period”), the unmodified Software will, under normal use, substantially perform the functions described in its Documentation. Sourcefire warrants that for a period of one (1) year from shipment (the “Hardware Warranty Period”) the unmodified hardware portions of the Network Appliance will, under normal use, be free of substantial defects in materials and workmanship. EXCEPT AS EXPRESSLY WARRANTED IN THIS SECTION 11 OF THIS AGREEMENT, THE NETWORK APPLIANCE, ANY SOFTWARE, AND ANY OTHER, DOCUMENTATION, MATERIALS AND/OR DATA PROVIDED BY SOURCEFIRE ARE PROVIDED “AS IS” AND “WITH ALL FAULTS,” AND SOURCEFIRE EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF OPERABILITY, CONDITION, TITLE, NON-INFRINGEMENT, NON-INTERFERENCE, QUIET ENJOYMENT, VALUE, ACCURACY OF DATA, OR QUALITY, AS WELL AS ANY WARRANTIES OF MERCHANTABILITY, SYSTEM INTEGRATION, WORKMANSHIP, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. NO WARRANTY IS MADE BY SOURCEFIRE ON THE BASIS OF TRADE USAGE, COURSE OF DEALING OR COURSE OF TRADE. SOURCEFIRE DOES NOT WARRANT THAT THE NETWORK APPLIANCE, THE SOFTWARE OR ANY OTHER INFORMATION, MATERIALS, DOCUMENTATION OR TECHNOLOGY PROVIDED UNDER THIS AGREEMENT WILL MEET YOUR REQUIREMENTS OR THAT THE OPERATION THEREOF WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ALL ERRORS WILL BE CORRECTED. YOU ACKNOWLEDGE THAT SOURCEFIRE’S OBLIGATIONS UNDER THIS AGREEMENT ARE FOR YOUR BENEFIT ONLY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ALL OPEN SOURCE PROGRAMS ARE PROVIDED “AS IS” WITHOUT ANY WARRANTY WHATSOEVER. THE WARRANTY MADE BY SOURCEFIRE MAY BE VOIDED BY ABUSE OR MISUSE.
12. EXCLUSIVE REMEDY. Sourcefire’s sole obligation and liability, and your sole and exclusive remedy under the warranties set forth in Section 11 shall be for Sourcefire to use commercially reasonable efforts to remedy the problem, or to replace the defective product, provided that Sourcefire is notified in writing of all warranty problems during the applicable warranty period.
13. LIMITATION OF LIABILITY. IN NO EVENT WILL SOURCEFIRE’S AGGREGATE LIABILITY (INCLUDING, BUT NOT LIMITED TO, LIABILITY FOR NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, MISREPRESENTATION AND OTHER CONTRACT OR TORT CLAIMS) ARISING FROM OR RELATED TO THIS AGREEMENT, OR THE USE OF THE NETWORK APPLIANCE OR THE SOFTWARE, EXCEED THE AMOUNT OF FEES YOU PAID TO SOURCEFIRE OR ITS RESELLER FOR THE NETWORK APPLIANCE OR SOFTWARE THAT GIVES RISE TO SUCH LIABILITY. UNLESS OTHERWISE EXPRESSLY STATED HEREUNDER, UNDER NO CIRCUMSTANCES SHALL SOURCEFIRE OR ANY OF ITS SUPPLIERS OR LICENSORS BE LIABLE FOR ANY OF THE

CONFIDENTIAL TO MySQL Inc.
FOLLOWING: (I) THIRD PARTY CLAIMS; (II) LOSS OR DAMAGE TO ANY SYSTEMS, RECORDS OR DATA, OR LIABILITIES RELATED TO A VIOLATION OF AN INDIVIDUAL’S PRIVACY RIGHTS; OR (III) INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, RELIANCE, OR COVER DAMAGES (INCLUDING LOST PROFITS AND LOST SAVINGS), IN EACH CASE EVEN IF SOURCEFIRE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. YOU ARE SOLELY RESPONSIBLE AND LIABLE FOR VERIFYING THE SECURITY, ACCURACY AND ADEQUACY OF ANY OUTPUT FROM THE NETWORK APPLIANCE OR THE SOFTWARE, AND FOR ANY RELIANCE THEREON. THE LIMITATIONS OF LIABILITY IN THE ABOVE PARAGRAPHS OF THIS SECTION 13 ARE EACH INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE PROVEN INEFFECTIVE.
14. ESSENTIAL BASIS. The disclaimers, exclusions and limitations of liability set forth in this Agreement form an essential basis of the bargain between the parties, and, absent any of such disclaimers, exclusions or limitations of liability, the provisions of this Agreement, including, without limitation, the economic terms, would be substantially different.
15. INTELLECTUAL PROPERTY INDEMNITY. Sourcefire will defend any action brought against you to the extent that it is based upon a third party claim that the Sourcefire Software as provided by Sourcefire to you under this Agreement infringes any existing U.S. patent or copyright. Sourcefire will pay any costs, damages and reasonable attorneys’ fees attributable to such claim that are finally awarded against you in such action. Sourcefire’s obligations under this Section 15 are contingent upon: (i) you giving prompt written notice to Sourcefire of any such claim; (ii) you allowing Sourcefire to control the defense and any related settlement of any such claim; and (iii) you furnishing Sourcefire with reasonable assistance in the defense of any such claim, so long as Sourcefire pays your reasonable out-of-pocket expenses. This indemnity obligation does not extend to any Open Source Programs; Sourcefire will have no obligation to indemnify you with respect to any claims relating to Open Source Programs. If your use of the Network Appliance or the Software hereunder is, or in Sourcefire’s opinion is likely to be, enjoined due to the type of claim specified in this section, then Sourcefire may, at its sole option and expense: (i) procure for you the right to continue using the Network Appliance or the Software under the terms of this Agreement; or (ii) replace or modify the Network Appliance or the Software so that it Is non-infringing and substantially equivalent in function to the enjoined Network Appliance or Software. Sourcefire will have no obligation for any claim of infringement to the extent that it results from: (i) modifications to the Network Appliance or the Software made other than by Sourcefire; or (ii) your failure to use updated or modified Network Appliance or Software provided by Sourcefire to avoid a claim of infringement or misappropriation.
16. VERIFICATION. You agree that Sourcefire or its designee shall have the right to periodically conduct on-site audits of your use of the Network Appliance or any Software. These audits will be conducted during regular business hours, and Sourcefire will make reasonable efforts to minimize interference with your regular business activities. Alternatively, Sourcefire may request that you complete a self-audit questionnaire in a form provided by Sourcefire. If an audit or such questionnaire reveals unlicensed use of the Software, you agree to promptly order and pay for sufficient licenses to permit all usage disclosed.
17. LEGAL COMPLIANCE; RESTRICTED RIGHTS. You shall be responsible for, and agree to comply with, all applicable laws, statutes, ordinances, regulations and other types of government authority (including without limitation the laws and regulations governing export control, unfair competition, anti discrimination, false advertising, privacy and data protection, and publicity) (“Laws”). Without limiting the foregoing, you agree to comply with all U.S. export Laws and applicable export Laws of your locality (if you are not in the United States), and you further agree not to export any Network Appliance or Software or other materials provided by Sourcefire without first obtaining all required authorizations or licenses. The Software and Documentation are “commercial computer software” and “commercial computer software documentation”, and pursuant to FAR 12.212 or DFARS 227.7202, and their successors, as applicable, use, reproduction and disclosure of the Software and the Documentation are governed by the terms of this Agreement.
18. GOVERNING LAW; ARBITRATION. This Agreement shall be governed in all respects by the laws of the State of New York, USA, without regard to choice-of-law rules or principles. You expressly agree with Sourcefire that this Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods. Except for Instance where equitable relief is permitted under this

CONFIDENTIAL TO MySQL Inc.
Agreement, any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or the breach thereof, (herein “dispute”) shall be submitted to the chief operating officer (or equivalent) of each party (or their designee) for a good faith attempt to resolve the dispute. The position of each party shall be submitted, and the individuals promptly thereafter shall meet at a neutral site. If the parties are unable to reach agreement within fifteen (15) days following such meeting, then any dispute which has not been resolved within said fifteen (15) days by good faith negotiations between the parties shall be resolved at the request of either party by final and binding arbitration. Arbitration shall be conducted in Washington, D.C., by one (1) arbitrator mutually agreed upon by the parties. The arbitrator shall be knowledgeable in the commercial aspects of software licensing, open source licensing, Internet applications, networking, network security, technical consulting services and copyright and patent law and otherwise in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall make detailed written findings to support their award. The arbitrator shall render a decision no more than sixty (60) days after the parties finally submit the claim, dispute or controversy to the panel. Judgment upon the arbitration award may be entered in any court having jurisdiction.
19. SEVERABILITY. If any provision of this Agreement is held to be illegal or unenforceable for any reason, then such provision shall be deemed to be restated so as to be enforceable to the maximum extent permissible under law, and the remainder of this Agreement shall remain in full force and effect.
20. FORCE MAJEURE. Neither Party shall be liable for any delay or failure due to a force majeure event and other causes beyond its reasonable control. This provision shall not apply to your payment obligations.
21. NOTICES. Any notices under this Agreement to Sourcefire will be personally delivered or sent by certified or registered mail, return receipt requested, or by nationally recognized overnight express courier, to the address specified herein or such other address as Sourcefire may specify in writing. Such notices will be effective upon receipt, which may be shown by confirmation of delivery. All notices to Sourcefire shall be sent to the attention of General Counsel (unless otherwise specified by Sourcefire).
22. ASSIGNMENT. You may not assign or otherwise transfer this Agreement without Sourcefire’s prior written consent. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party if a majority of its outstanding voting capital stock is sold to a third party, or if it sells all or substantially all of its assets or if there is otherwise a change of control. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and permitted assigns.
23. FURTHER ASSURANCES. You agree, at Sourcefire’s request and reasonable expense, to provide reasonable assistance and cooperation to Sourcefire and its designees, and to give testimony and execute documents and to take such further acts reasonably requested by Sourcefire to acquire, transfer, maintain, perfect, and enforce Sourcefire’s intellectual property rights as described in this Agreement.
24. THIRD PARTY CLAIMS. This Agreement is for the benefit of Sourcefire and you, and is not intended to confer upon any other person or entity, Including without limitation, any current or future reseller, any rights or remedies hereunder. You agree that you shall not make any claim, demand, or take any action, or threaten to do the same, against any third party, including without limitation, any of Sourcefire’s resellers or distributors, for any actual or alleged breach of this Agreement, and you agree to defend, indemnify and hold harmless Sourcefire and its officers, directors, employees, agents, resellers, distributors and subcontractors from any losses, damages, costs, liabilities or expenses attributable to your breach of this Section 24, including reasonable attorneys fees and costs.
25. GENERAL. This Agreement is the parties’ complete agreement regarding its subject matter, superseding any prior oral or written communications. Under no circumstances will the terms of any purchase order issued by you control or otherwise negate the terms set forth in this Agreement. Amendments or changes to this Agreement must be in mutually executed writings to be effective. Sections 1, 2, 4, 6, 7, 9-25 and all warranty disclaimers and use restrictions shall survive the termination or expiration of this Agreement. The parties are independent contractors for all purposes under this Agreement.

Copyright 2003 — 2005, Sourcefire, Inc. All rights reserved. Sourcefire is registered trademark of Sourcefire, Inc. All other trademarks are property of their respective owners.

Amendment No. 1 to the
License Agreement for Commercial Use of MySQL™ Software
          This Amendment No. 1 (“Amendment”) is entered into by and between MySQL Inc. (“Licensor”) and Sourcefire, Inc. (“Licensee”), as of the date of the second signature below (the “Amendment Effective Date”).
Explanation
          Licensee and Licensor entered into an agreement entitled “License Agreement for Commercial Use of MySQL Software” (the “Agreement”) effective June 13, 2005. Pursuant to the terms and conditions of this Amendment, the parties desire to modify the Agreement.
Agreement
          In exchange for good and valuable consideration, the adequacy of which is hereby acknowledged, Licensee and Licensor hereby amend the Agreement as of the Amendment Effective Date:
1. Term of Agreement. Section 5.1 of the Agreement is deleted in its entirety and replaced with the following:
“5.1 This Agreement shall continue in effect through December 31, 2010, unless earlier terminated as provided below.”
2. License Fees. Section 4.1 of Attachment A is deleted in its entirety and replaced with the following:
     “4.1 Fees. In exchange for the unlimited right to copy and distribute the Products during the Term, including without limitation, the Licensed Software MySQL® Classic™, Licensee hereby irrevocably commits to pay a license and support fee of ***, payable within 30 days of the date of Licensor’s invoice therefor. Subject to the terms and conditions of this Agreement, the foregoing fee shall entitle Licensee to the following (itemized portions of the fee listed above are shown to the right of each description):

(a)	distribute an unlimited quantity of Products from the Amendment Effective Date through the remaining term of this Agreement;	***

(b)	receive Support (as defined below) through December 31, 2010; and	***

(c)	upgrade the Products, including without limitation previously deployed Products, to any subsequent generally available Licensed Software versions released by MySQL during the term of this Agreement, no matter the form of the version number listed by Licensor (i.e., all maintenance releases and major releases, including version number changes to either side of the decimal point).”	***
3. License Fees. Section 4.5 of Attachment A is deleted in its entirety.
4. No Wind-Down Period. Section 5.4 is deleted in its entirety and replaced with the following:

“5.4 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR ANY REASON WILL NOT TERMINATE THE RIGHTS OF EXISTING CUSTOMERS ON WHOSE BEHALF LICENSEE HAS PAID APPLICABLE LICENSE FEES. Upon termination of this Agreement Licensee shall immediately discontinue distribution of Products that include Licensed Software. In addition, each party shall return or certify the destruction of any Confidential Information of the other party. Further in the event that support services have not terminated or expired and Licensee is not in material breach of this Agreement, then Licensor will continue to provide support services under the terms of this Agreement and the applicable support plan through the expiration of such support plan.”
5. Support. Sections 5.1 and 5.2 of Attachment A are deleted in their entirety and replaced with the following:
“5.1 Licensee shall receive Licensor’s OEM Gold technical support, as such support is described on the MySQL Website (“Support”). Support shall be subject to the terms and conditions of Attachment C hereof and Licensor’s then-current (i) support policies, and (ii) designation of supported platforms (http://www.mysql.com/company/legal/ includes links to Licensor’s support policies and supported platforms designations).
5.2 (Intentionally omitted.)”
6. Miscellaneous. Each of the parties represents and warrants that it has the corporate power, capacity and authority to enter into and perform its obligations under this Amendment. Capitalized terms used in this Amendment shall have the same meaning as defined in the Agreement unless otherwise defined herein. Except as specifically provided in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. Together, the Agreement and this Amendment constitute the entire agreement between the parties, and supersede any and all prior negotiations, representations, correspondence, understandings and agreements with respect to the subject matter of the Agreement and this Amendment. To the extent of any inconsistency between the Agreement and this Amendment, this Amendment shall supersede and govern. This Amendment may be executed in counterparts, which together shall constitute one document and be binding on all of the parties hereto.
          This Amendment is executed on behalf of each party by its duly authorized representative.
Accepted and agreed to:
MySQL Inc.

By:	/s/ David J. Madsen

Name:	David J. Madsen

Title:	Director of Contracts

Date:	December 29, 2006

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Sourcefire, Inc.

By:	/s/ Todd P. Headley

Name:	Todd P. Headley

Title:	CFO

Date:	December 29, 2006

3